Exhibit 2.1

DESCRIPTION OF DHT HOLDINGS, INC.’S SECURITIES
REGISTERED UNDER SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Description of Common Stock

The following description of DHT Holdings, Inc.’s (the “Company”) common stock is only a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to applicable law, including the Republic of the Marshall Islands Business Corporations Act (the “BCA”), our amended and restated articles of incorporation and amended and restated bylaws, each of which is filed as an exhibit to this Annual Report on Form 20-F and is incorporated by reference herein. We encourage you to read our amended and restated articles of incorporation and amended and restated bylaws.

In this section, references to “we,” “our,” “ours” and “us” refer only to DHT Holdings, Inc. and not to any of its direct or indirect subsidiaries or affiliates except as expressly provided.  In this section, references to “common stock” are to our common registered shares.

AUTHORIZED CAPITALIZATION

Under our amended and restated articles of incorporation, our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share.  As of December 31, 2025, we had 160,799,407 shares of common stock outstanding.  As of March 13, 2026, we had 161,041,637 shares of common stock outstanding and no shares of any class of preferred stock.  As of December 31, 2025, neither we nor our subsidiaries hold any shares of common stock or any shares of any series of preferred stock.

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including: the designation of the series; the number of shares of the series; the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and the voting rights, if any, of the holders of the series.

ECONOMIC RIGHTS

Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends.  Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our common stock will be entitled to receive pro rata our remaining assets available for distribution.  Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities.  The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we have issued or may issue in the future.  Our common stock is not subject to any sinking fund provisions and no holder of any shares will be required to make additional contributions of capital with respect to our shares in the future. There are no provisions in our amended and restated articles of incorporation or amended and restated bylaws discriminating against a stockholder because of his or her ownership of a particular number of shares.

We are not aware of any limitations on the rights to own our common stock, including rights of non-resident or foreign stockholders to hold or exercise voting rights on our common stock, imposed by foreign law or by our amended and restated articles of incorporation or amended and restated bylaws.

VOTING

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders.  Our directors are elected by a plurality of the votes cast by stockholders entitled to vote.  There is no provision for cumulative voting.  Section 5.01 of our amended and restated articles of incorporation provides that our board of directors must consist of not less than three nor more than twelve members, the exact number of directors comprising the entire board of directors as determined from time to time by resolution adopted by the affirmative vote of a majority of the board of directors.  Stockholders may change the number of directors only by the affirmative vote of holders of a majority of the outstanding common stock.  Amendments to our amended and restated articles of incorporation generally require the affirmative vote of the holders of a majority of all outstanding shares entitled to vote. Amendments to our amended and restated bylaws require the affirmative vote of a majority of our entire board of directors.

STOCKHOLDER MEETINGS

Under our amended and restated bylaws, annual stockholder meetings will be held at a time and place selected by our board of directors.  The meetings may be held in or outside of the Marshall Islands.  Special meetings may be called by stockholders holding not less than one-fifth of all the outstanding shares entitled to vote at such meeting.  Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

DISSENTERS’ RIGHTS OF APPRAISAL AND PAYMENT

Under the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares.  In the event of any further amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares.  The dissenting stockholder must follow the procedures set forth in the BCA to receive payment.  In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

STOCKHOLDERS’ DERIVATIVE ACTIONS

Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties.  Our amended and restated bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.  In February 2013, we amended our bylaws to clarify the scope of indemnification rights provided to directors and officers.

Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law.  We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities.  We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.  In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS

Several provisions of our amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti-takeover effects.  These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us.  However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a stockholder may consider in its best interest or (2) the removal of incumbent officers and directors.

Issuance of Capital Stock

Under the terms of our amended and restated articles of incorporation and the laws of the Republic of the Marshall Islands, our board of directors has authority, without any further vote or action by our stockholders, to issue any remaining authorized shares of blank check preferred stock and any remaining authorized shares of our common stock.  Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms.  Approximately one-third of our board of directors will be elected each year.  This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us.  It could also delay stockholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Election and Removal of Directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors.  Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors.  Our amended and restated articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors.  These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Our amended and restated bylaws provide that stockholders are required to give us advance notice of any person they wish to propose for election as a director if that person is not proposed by our board of directors.  These advance notice provisions provide that the stockholder must have given written notice of such proposal not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual general meeting.  In the event the annual general meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was mailed to stockholders or the date on which public disclosure of the date of the annual general meeting was made.

In the case of a special general meeting called for the purpose of electing directors, notice by the stockholder must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was mailed to stockholders or the date on which public disclosure of the date of the special general meeting was made.  Any nomination not properly made will be disregarded.

A director may be removed only for cause by the stockholders, provided notice is given to the director of the stockholders meeting convened to remove the director and provided such removal is approved by the affirmative vote of a majority of the outstanding shares of our capital stock entitled to vote for those directors.  The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting.  The director is entitled to attend the meeting and be heard on the motion for his removal.

Limited Actions by Stockholders

Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of stockholders or by the unanimous written consent of our stockholders.  Our amended and restated articles of incorporation and our amended and restated bylaws provide that, subject to certain exceptions, our chairman or co-chief executive officers, at the direction of the board of directors or holders of not less than one-fifth of all outstanding shares, may call special meetings of our stockholders and the business transacted at the special meeting is limited to the purposes stated in the notice.  Accordingly, a stockholder may be prevented from calling a special meeting for stockholder consideration of a proposal over the opposition of our board of directors and stockholder consideration of a proposal may be delayed until the next annual meeting.

TRANSFER AGENT

The registrar and transfer agent for our common stock is Equiniti Trust Company, LLC.

LISTING

Our common stock is listed on the NYSE under the symbol “DHT.”

COMPARISON OF REPUBLIC OF THE MARSHALL ISLANDS CORPORATE LAW TO DELAWARE CORPORATE LAW

Our corporate affairs are governed by our amended and restated articles of incorporation and amended and restated bylaws and by the BCA.  The provisions of the BCA resemble provisions of the corporation laws of a number of states in the U.S.  For example, the BCA allows the adoption of various anti-takeover measures such as stockholder “rights” plans.  While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as U.S. courts.  Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law.  The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to stockholders’ rights.

Marshall Islands	Delaware
Stockholder Meetings
Held at a time and place as designated in the bylaws	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors
May be held in or outside of the Marshall Islands	May be held in or outside of Delaware
Notice:	Notice:
•         Whenever stockholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting

•         Whenever stockholders are required to take action at a meeting, a written notice of the meeting shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before meeting	• Written notice shall be given not less than 10 nor more than 60 days before the meeting

Marshall Islands	Delaware
Stockholder’s Voting Rights
Any action required to be taken by a meeting of stockholders may be taken without a meeting if unanimous consent is in writing and is signed by all the stockholders entitled to vote on the subject matter

Any action which may be taken at any meeting of stockholders, may be taken without a meeting, if consent is in writing and signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted

Any person authorized to vote may authorize another person or persons to act for him by proxy	Any person authorized to vote may authorize another person to act for him by proxy
Unless otherwise provided in the articles of incorporation, majority of shares entitled to vote, in person or by proxy, constitutes a quorum.  In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting
For non-stock companies, a certificate of incorporation or bylaws may specify the number of members to constitute a quorum
No provision for cumulative voting
For stock corporations, a certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting.  In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum

The certificate of incorporation may provide for cumulative voting
Directors
The board of directors must consist of at least one member	The board of directors must consist of at least one member
Number of members can be changed by an amendment to the bylaws, by the stockholders, or by action of the board
Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation

If the board of directors is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)
Dissenter’s Rights of Appraisal
Stockholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation
A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

• Alters or abolishes any preferential right of any outstanding shares having preference;
• Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares;
• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class

Marshall Islands	Delaware
Stockholder’s Derivative Actions
An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates.  It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law

In any derivative suit instituted by a stockholder or a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law

Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort
Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic
Attorney’s fees may be awarded if the action is successful
Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000